Exhibit 99.1

FOR IMMEDIATE RELEASE
July 29, 2010

Contact:	Bob Deere
Chief Financial Officer
(713) 860-2516

Genesis Energy, L.P. Acquires Remaining Interest
in DG Marine/Grifco Transportation Business

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE Amex: GEL) announced today that it has entered into an agreement to acquire the 51% interest that it doesn’t own of DG Marine Transportation, LLC (which does business as “Grifco”) for $25.5 million in cash.  Upon the closing, Genesis will own 100% of DG Marine.

Grant E. Sims, Chief Executive Officer of Genesis said, “This purchase further integrates our supply and logistics business.  We have realized significant strategic opportunities for the transportation of heavy refined products and crude oil with our existing supply and logistics segment, including DG Marine.  Our refinery customers will continue to benefit from this integration and we look forward to continuing to provide efficient, reliable and safe services to them.”

Genesis expects to fund the acquisition with proceeds from its recently syndicated $525 million revolving credit facility, including paying-off DG Marine’s stand-alone credit facility, which has an outstanding principal balance of approximately $44.4 million.

DG Marine’s historical financial position, including its outstanding debt balance, has been fully consolidated in Genesis’s financial statements since Genesis’ initial acquisition of an effective 49% economic interest in July of 2008.  As a result, Genesis’ prospective consolidated financial statements will reflect additional long-term debt attributable to this acquisition only to the extent of the $25.5 million paid for the remaining 51% of the equity interest.  Due to provisions limiting distributions and other terms of DG Marine’s stand-alone credit facility, DG Marine’s cash flow was excluded from the calculation of Available Cash generated by Genesis.  Consequently, after the closing, DG Marine’s cash flow (after reserves) will constitute Available Cash for purposes of determining quarterly cash distributions to Genesis’ unitholders.  Management expects the acquisition to be immediately accretive to the partnership’s unitholders.

--------------------------------------------------------------------------------

DG Marine (doing business as “Grifco”) primarily serves refineries and storage terminals along the Gulf Coast, Intracoastal Canal and western river systems of the United States, including the Red, Ouachita and Mississippi Rivers on which Genesis has significant existing terminals.  It owns and operates 30 vessels—20 barges and 10 push/tug boats.

The transaction was unanimously approved by all of the members of the Board of Directors of Genesis’ general partner who attended the meeting and voted on the transaction.  The Board’s approval was based, in part, on the unanimous approval and recommendation of the Conflicts Committee of that Board.  The Conflicts Committee engaged as its financial advisor, and obtained a fairness opinion from, Robert W. Baird & Co.  The Conflicts Committee also engaged independent legal counsel.

The transaction is subject to customary conditions to closing, including the accuracy of certain representations and warranties and compliance with covenants.  Genesis expects the transaction to close in July, 2010.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas.  Genesis engages in four business segments.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide.  The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas.  The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil and refined products.  The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas.  Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, and Florida.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding closing of the offering.  Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

###